Exhibit (b)(7)

December 16, 2019

WINMARK CORPORATION

WIRTH BUSINESS CREDIT, INC.

WINMARK CAPITAL CORPORATION

GROW BIZ GAMES, INC.

c/o Winmark Corporation

605 Highway 169 North, Suite 400

Minneapolis, MN  55441

Re:                             Amendment No. 2 to Note Agreement

Ladies and Gentlemen:

Reference is made to the Note Agreement dated as of May 14, 2015 (as amended by Amendment No. 1 dated July 19, 2017, the “Note Agreement”), among Winmark Corporation, a Minnesota corporation (the “Company”), Wirth Business Credit, Inc., a Minnesota corporation (“Wirth”), Winmark Capital Corporation, a Minnesota corporation (“Winmark Capital”), Grow Biz Games, Inc., a Minnesota corporation (“Grow Biz”; the Company, Wirth, Winmark Capital, Grow Biz and any other Person who joins the Note Agreement as an Issuer pursuant to paragraph 5J, collectively, the “Issuers”), The Prudential Insurance Company of America (“PICA”), Pruco Life Insurance Company (“Pruco”) and Prudential Retirement Guaranteed Cost Business Trust (“PRG”), PAR U Hartford Life Insurance Comfort Trust (“PAR”; PICA, Pruco, PRG and PAR, collectively, the “Holders”).  Capitalized terms used herein that are not otherwise defined herein shall have the meaning specified in the Note Agreement.

The Issuers have requested that the Holders agree to certain amendments to the Note Agreement as set forth below.  Subject to the terms and conditions hereof, the Holders are willing to agree to such request.  Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree as follows:

SECTION 1.  Amendments to the Note Agreement.  From and after the Effective Date (as defined in Section 4 hereof), the Note Agreement is amended as follows:

1.1                               Paragraph 6A(1) is amended and restated as follows:

6A(1).              Tangible Net Worth.  Each Issuer covenants that it will not permit the Tangible Net Worth of the Company and its Subsidiaries to be:

(i)                                     as of September 2, 2017, less than Sixty Million Dollars ($60,000,000); and

(ii)                                  as of the last day of each fiscal month following the fiscal month ended September 2, 2017, less than the sum of the minimum Tangible Net Worth from the immediately preceding fiscal month plus fifty percent (50%) of the consolidated net income of the Company and its Subsidiaries of the fiscal month then ended, if positive.

Notwithstanding the foregoing, the parties acknowledge and agree that the effect of the 2015 Tender Offer, the 2017 Tender Offer and the 2020 Tender Offer shall be excluded in the foregoing covenant calculation.

1.2                               Clause (b) of paragraph 6E is hereby amended by deleting the reference to “$5,000,000” contained therein and inserting “$6,000,000” in lieu thereof.

1.3                               Paragraph 10B is hereby amended by adding the following new definition in the appropriate alphabetical order:

“2020 Tender Offer” shall mean a tender offer for shares of the Company’s common stock, with the aggregate tender offer price funded with a combination of cash and borrowings under the Credit Agreement pursuant to the terms of the offer to purchase for cash to be dated December 2019 and filed with the Securities and Exchange Commission.

SECTION 2.  Consent to 2020 Tender Offer.  Effective on the Effective Date, the Required Holder(s) hereby consent to the 2020 Tender Offer, provided, that at the time of the payment of the purchase price for the tendered shares no Default or Event of Default then exists or could result therefrom (after taking into account the effect of this letter).  The foregoing consent is limited to the specific provisions referenced above and does not constitute a consent to the non-compliance with any other provision of the Note Agreement or any document relating thereto, nor does such consent indicate any agreement on the part of any Holder to grant any such consent in the future, and the foregoing limited consent shall be limited precisely as written and shall relate solely to the Note Agreement and the documents related thereto in the manner and to the extent described herein, and nothing in this letter agreement shall be deemed to (i) constitute a consent to or waiver of any Defaults or Events of Default existing under the Note Agreement or any document relating thereto (other than in the manner and to the extent described in the foregoing limited consent), or (ii) prejudice any right or remedy that any Holder may now have (after giving effect to the foregoing limited consent) or may have in the future under or in connection with the Note Agreement or any document relating thereto.

SECTION 3.  Representations and Warranties.  Each Issuer represents and warrants that (a) the execution and delivery of this letter by each Issuer have been duly authorized by all necessary corporate action on behalf of the Issuers, this letter has been executed and delivered by a duly authorized officer of the Issuers, as applicable, and this letter constitutes the legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (b) each representation and warranty set forth in paragraph 8 of the Note Agreement and the other Transaction Documents to which it is a party is true and correct as of the date of execution and delivery of this letter by the Issuers with the same effect as if made on such date, before and after giving effect to this letter (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct as of such earlier date), (c) no Event of Default or Default exists or has occurred and is continuing on the date hereof, before and after giving effect to this letter and (d) neither any Issuer nor any Subsidiary has paid or agreed to pay, and neither any Issuer nor any Subsidiary will pay or agree to pay, any fees or other consideration to any Person in connection with the amendment referenced in Section 4.1(ii) hereof, other than reimbursement of out-of-pocket fees and expenses of their own legal counsel and legal counsel to the Banks and the Bank Agent.

SECTION 4.  Conditions Precedent.  The amendments in Section 1 and the consent in Section 2 of this letter shall become effective as of the date (the “Effective Date”) that each of the following conditions has been satisfied:

4.1                               Documents.                               Each Holder shall have received original counterparts or, if satisfactory to such Holder, certified or other copies of all of the following, in form and substance satisfactory to such Holder, dated the date hereof unless otherwise indicated, and on the date hereof in full force and effect:

(i)                                     counterparts of this letter executed by the Issuers and the Required Holder(s); and

(ii)                                  a copy of an amendment to the Credit Agreement, duly executed by the Issuers, the Bank Agent and the Banks, and the conditions precedent to the effectiveness of such amendment shall have been satisfied and such amendment shall be in full force and effect.

4.2                               Representations and Warranties.  The representations and warranties contained in Section 3 of this letter agreement shall be true on and as of the Effective Date.

4.3                               Financial Condition.  The Holders shall have received evidence that (i) the Issuers will have at least $5,000,000 of availability under the Credit Agreement after giving effect to the 2020 Tender Offer and (ii) the Tangible Net Worth of the Issuers shall be not less than $95,000,000 (excluding the effect of the 2020 Tender Offer), in each case, in form and substance satisfactory to the Required Holder(s).

4.4                               Material Adverse Change.  No material adverse change in the business, condition (financial or otherwise), property, assets, operations or prospects of the Issuers and their Subsidiaries, taken as a whole, since December 29, 2018 shall have occurred or be threatened, as determined by such Holder in its sole judgment.

4.5                               Fees and Expenses.  The Issuers shall have paid the reasonable fees, charges and disbursements of Schiff Hardin LLP, special counsel to the Holders, incurred in connection with this letter agreement.

4.6                               Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter and all documents incident thereto shall be satisfactory to such Holder and its counsel, and such Holder shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 5.  Reference to and Effect on Note Agreement; Ratification of Transaction Documents.  Upon the effectiveness of the amendments in Section 1 and the consent in Section 2 of this letter, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter.  Except as specifically set forth in Section 1 and Section 2, the Note Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.  Except as expressly amended hereby, each of the Note Agreement and the other Transaction Documents are hereby ratified and confirmed in all respects and shall continue in full force and effect. Except as specifically stated in this letter, the execution, delivery and effectiveness of this letter shall not (a) amend the Note Agreement or any Note, (b) operate as a waiver of any right, power or remedy of any holder of the Notes, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement or any Note at any time.  The execution, delivery and effectiveness of this letter shall not be construed as a course of dealing or other implication that any holder of the Notes has agreed to or is prepared to grant any consents or agree to any waiver to the Note Agreement in the future, whether or not under similar circumstances.

SECTION 6.  Release.  Each of the Issuers hereby absolutely and unconditionally releases and forever discharges each Holder, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, counterclaims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Issuers has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this letter, whether such claims, counterclaims, demands or causes of action are matured or unmatured or known or unknown.

SECTION 7.  Expenses.  Each Issuer hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by any holder of the Notes, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by any holder of the Notes in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby.  The obligations of the Issuers under this Section 7 shall survive transfer by any holder of any Note and payment of any Note.

SECTION 8.  Governing Law.  THIS LETTER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS (EXCLUDING ANY CONFLICTS OF LAW RULES WHICH WOULD OTHERWISE CAUSE THIS AGREEMENT TO BE CONSTRUED OR ENFORCED IN ACCORDANCE WITH, OR THE RIGHTS OF THE PARTIES TO BE GOVERNED BY, THE LAWS OF ANY OTHER JURISDICTION).

SECTION 9.  Counterparts; Section Titles.  This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

(Signature Page Follows)

Very truly yours,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ ANNA SABISTON
Vice President

PRUCO LIFE INSURANCE COMPANY

By:	/s/ ANNA SABISTON
Assistant Vice President

PRUDENTIAL RETIREMENT GUARANTEED COST BUSINESS TRUST

By:	Prudential Retirement Insurance and Annuity Company (as Grantor)

By:	PGIM, Inc. (as Investment Manager)

By:	/s/ ANNA SABISTON
Vice President

PAR U HARTFORD LIFE INSURANCE COMFORT TRUST

By:	Prudential Arizona Reinsurance Universal Company, as Grantor

By:	PGIM, Inc., as Investment Manager

By:	/s/ ANNA SABISTON
Vice President

Amendment No. 2 to Note Agreement

The foregoing letter is hereby accepted as of the date first above written.

WINMARK CORPORATION

By:	/s/ BRETT D. HEFFES
Name: Brett D. Heffes
Title: Chief Executive Officer

WIRTH BUSINESS CREDIT, INC.

By:	/s/ BRETT D. HEFFES
Name: Brett D. Heffes
Title: Treasurer

WINMARK CAPITAL CORPORATION

By:	/s/ BRETT D. HEFFES
Name: Brett D. Heffes
Title: Chief Financial Officer and Treasurer

GROW BIZ GAMES, INC.

By:	/s/ BRETT D. HEFFES
Name: Brett D. Heffes
Title: Treasurer

Amendment No. 2 to Note Agreement